Exhibit 99.1

                    FOR IMMEDIATE RELEASE

                    Contact:
                    Brooke Morganstein
                    Citigate Sard Verbinnen
                    (212) 687-8080

CITADEL BROADCASTING ANNOUNCES NEW BOARD MEMBER

Las Vegas, Nevada, April 13, 2006 -- Citadel Broadcasting Corporation (NYSE:CDL) announced today that Wayne T. Smith has been elected to the Board of Directors.

Mr. Smith is Chairman of the Board, President and CEO of Community Health Systems, Inc. (“CHS”), which owns and operates 73 full-service, acute care hospitals in 21 states. Prior to joining CHS, Mr. Smith was with Humana Inc. for 23 years. He served as President and COO of Humana Inc. and was also a member of their Board of Directors. Mr. Smith serves on the Boards of Praxair, Inc.; the Nashville Health Care Council; and the Federation of America’s Hospitals, for which he was also the 2003 Chairman. Mr. Smith is a former director of the American Association of Health Plans and the Health Insurance Association of America. He also serves as advisor to numerous other health care related entities.

“Wayne Smith is a talented and successful executive with the highest business and ethical standards, and we are very pleased to welcome him to the Board of Directors,” said Farid Suleman, Chief Executive Officer of Citadel Broadcasting Corporation. “Wayne’s breadth of experience and unique understanding of the financial complexities of our business will be incredibly valuable as we continue to capitalize on the opportunities ahead of us and work to increase shareholder value.”

Mr. Smith commented, “I am thrilled to join Citadel Broadcasting’s Board at this exciting time in the Company’s history. Citadel is in a uniquely strong position within the radio industry, and I look forward to contributing to the Company’s success as it continues to grow in the years ahead.”

Mr. Smith holds B.S. and M.S. degrees from Auburn University and an M.S. degree in Health Care Administration from Trinity University. He also studied at the King’s Fund College of Hospital Management in London, England and spent four years as a Captain in the US Army Medical Service.

For the last four years, Mr. Smith has been selected by the readers of Modern Healthcare Magazine as one of the top 50 of the “100 Most Powerful People in Healthcare.”

Citadel Broadcasting Corporation is a radio broadcaster focused primarily on acquiring, developing and operating radio stations throughout the United States. The Company owns and operates 164 FM and 48 AM radio stations in 49 markets, located in 24 states across the country. For more information visit www.citadelbroadcasting.com.

Certain statements in this document are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in Citadel's filings with the Securities and Exchange Commission.